Exhibit 10.37

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

THIRD AMENDMENT TO CROSS LICENSE AGREEMENT

This Third Amendment (this “Amendment”) to the Cross License Agreement dated as of April 11, 2018 by and between Genevant Sciences GmbH, a limited liability company organized and existing under the laws of Switzerland (“Company”), a Subsidiary of Genevant Sciences Ltd. (“Genevant”), as assignee of Genevant, and Arbutus Biopharma Corporation, a British Columbia corporation (“Arbutus”), as previously amended by two separate amendments each dated as of June 27, 2018 (the “Agreement”), is entered into and made effective as of the date of signature of the later of Company and Arbutus to sign below (the “Third Amendment Effective Date”). Arbutus and Company are sometimes referred to in this Amendment collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Agreement.

WHEREAS each of the Parties believes it to be in its interest and desires to amend certain portions of the Agreement as set forth below pursuant to Section 9.10 of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Arbutus hereby agree as follows:

1.

Section 1.1 of the Agreement shall be and hereby is amended by: (a) deleting the definitions of “Excluded Fields,” “Gritstone Agreement,” “Gritstone Product,” and “Infringement Action” in their entirety and replacing them with the corresponding definitions set forth below; and (b) adding the definition of “annual” set forth below immediately following the definition of “Agreement” and the definition of “Infringement” set forth below immediately before the definition of “Infringement Action”:

““annual” means the twelve-month period beginning January 1 and ending December 31 each year.”

““Excluded Fields” means: (i) Arbutus Field; (ii) the Agricultural Field (as defined in the PadCo License Agreement); and (iii) Research, Development, Manufacture and Commercialization of Marqibo.”

““Gritstone Agreement” means that certain License Agreement by and among Gritstone Oncology, Inc. (“Gritstone”), Arbutus and Protiva dated October 16, 2017, assigned in part pursuant to that certain Bill of Sale and Assignment and Assumption Agreement by and among Arbutus and the Company dated as of the date hereof, as amended July 20, 2018.”

““Gritstone Product” means a product containing at least one RNA that encodes one or more TSNA(s) that is formulated using LNP Technology Covered by one or more Arbutus Patents, provided that such RNA is part of a self-replicating RNA system and is not a non-replicating messenger RNA (“mRNA”) consistent with the Gritstone Agreement.”

“Infringement” has the meaning set forth in Section 5.3(a).”

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

“Infringement Action” means the initiation of an infringement or other appropriate suit or action with respect to an Infringement.”

2.	Section 3.2 of the Agreement shall be and hereby is amended by deleting it in its entirety and replacing it with the following:

“3.2 Royalty Payments. As additional consideration of the grant of the license in Section 2.1, during the Royalty Payment Term for any approved and commercialized Product Covered by one or more Valid Claims of an Arbutus Patent, the Company shall pay to Arbutus (x) if the Product is neither a Naked Sublicense Product nor a Bona Fide Collaboration Product, the amount set forth in Section 3.2(a), or (y) if the Product is a Naked Sublicense Product or a Bona Fide Collaboration Product, the lesser of the amount set forth in Section 3.2(a) and the amount set forth in Section 3.2(b)(i) or 3.2(b)(ii) (whichever one is applicable):

(a)	a royalty (“Royalty”) as follows:

(i)	an amount equal to [***][(***)] of aggregate annual Net Sales of such Product in the Territory up to [***];

(ii)	an amount equal to [***][(***)] of aggregate annual Net Sales of such Product in the Territory to the extent greater than [***] and less than [***]; and

(iii)	an amount equal to [***][(***)] of aggregate annual Net Sales of such Product in the Territory to the extent equal to or greater than [***]; or

(b)	a percentage of Royalty-Related Receipts in respect of such Product as follows:

(i)	in the case of a Naked Sublicense Product, twenty percent (20%) of Royalty-Related Receipts; or

(ii)	in the case of a Bona Fide Collaboration Product, fourteen percent (14%) of Royalty-Related Receipts.

For clarity, any particular Royalty-Related Receipts shall be taken into account in determining the lesser of the amount set forth in Section 3.2(a) and the amount set forth in Section 3.2(b)(i) or 3.2(b)(ii) (whichever one is applicable) once only, for the Calendar Quarter in which such Royalty-Related Receipts are received by Genevant and its Subsidiaries, collectively.

The Company agrees that it will not structure any agreement for a sublicense of Arbutus Patents with the purpose to minimize Royalty-Related Receipts so as to minimize amounts payable to Arbutus hereunder.

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(iii)	For purposes of this Section 3.2(b):

“Bona Fide Collaboration” means a collaboration between Genevant or any of its Subsidiaries and one or more Third Parties involving Research, Development, Manufacture and/or Commercialization of one or more Products and established under a written agreement in which (a) the scope of the licenses granted, and financial or other commitments of value, are of material value to Genevant and its Subsidiaries, collectively, and (b) Genevant or any of its Subsidiaries undertakes and performs substantial, mutual Research, Development, Manufacturing and/or Commercialization activity in collaboration with such Third Party. For purposes of clarity, it is understood and agreed that no collaboration in which all or substantially all of Genevant’s and its Subsidiaries’ collective contributions or anticipated contributions are or will be in the form of the grant by the Company of sublicenses to the Licensed Intellectual Property will be considered a Bona Fide Collaboration.

“Bona Fide Collaboration Products” means Products that are Researched, Developed, Manufactured, and/or Commercialized pursuant to a Bona Fide Collaboration.

“Naked Sublicense” means a transaction in which all or substantially all of Genevant’s and its Subsidiaries’ collective contributions or anticipated contributions are or will be in the form of the grant by the Company of sublicenses to the Licensed Intellectual Property.

“Naked Sublicense Products” means Products that are Researched, Developed, Manufactured, and/or Commercialized by a Third Party pursuant to a Naked Sublicense.

“‘Royalty-Related Receipts’” means the amounts received by Genevant and its Subsidiaries, collectively, from a Sublicensee and its Affiliates, collectively, pursuant to a Naked Sublicense or Bona Fide Collaboration in the form of:

(i)

royalties, payments upon the achievement of sales milestones, and any other payment determined based on sales (or other sales-like final dispositions) of a Naked Sublicense Product or a Bona Fide Collaboration Product; or

(ii)	Lump Sum Proceeds (as defined in Section 5.3(f)(ii)).

Royalty-Related Receipts shall be considered Royalties for all purposes of this Agreement other than Section 3.2(a) and this Section 3.2(b).

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c)

Following expiry of the Royalty Payment Term in respect of any Product or country (i) the licenses granted to the Company with respect to such Product and country become fully paid-up, sublicensable (subject to Section 2.3), royalty-free, exclusive, transferable, perpetual and irrevocable licenses and (ii) the obligation of the Company to pay any Royalty with respect to sales of Products in such country shall terminate. Without limiting the definition of the Royalty Payment Term, it shall be deemed to expire upon the expiration of all Valid Claims of Patents within the Licensed Intellectual Property that exist in such country. Except as specifically provided in this Section 3.2, the Royalties due and payable under this Section 3.2 shall not be subject to any reduction or offset.”

3.	Section 4.1(a) of the Agreement shall be and hereby is amended by deleting the text thereof in its entirety and replacing it with “Reserved.”

4.	Sections 5.3(a), 5.3(b) and 5.3(c) of the Agreement shall be and hereby are amended by deleting them in their entirety and replacing them with the following:

“(a) Each Party shall use reasonable efforts to promptly report in writing to the other Party during the Term any known or suspected commercially relevant infringement by a Third Party of any of the Arbutus Patents and/or Joint IP Patents by a Third Party as such known or suspected infringement relates to the Research, Development, Manufacture or Commercialization of a Product or an Arbutus Licensed Product (an “Infringement”) of which such Party becomes aware and provide the other Party with all evidence in its possession supporting or relating to such Infringement.

(b) The Company shall have the right to initiate and maintain an Infringement Action with respect to each Infringement of a Joint IP Patent or Arbutus Patent (including the Royalty Patents) by a Third Party as such Infringement relates to the Research, Development, Manufacture, or Commercialization of a Product, or to take such other action as the Company, in its sole discretion, deems appropriate with respect to such Infringement, all at the Company’s sole cost and expense, as applicable.

(c) Arbutus shall have the right to initiate and maintain an Infringement Action with respect to each Infringement of an Arbutus Patent (including the Royalty Patents) or Arbutus Controlled Patent by a Third Party as such Infringement relates to the Research, Development, Manufacture, or Commercialization of an Arbutus Licensed Product, or to take such other action as Arbutus, in its sole discretion, deems appropriate with respect to such Infringement, all at Arbutus’ sole cost and expense, as applicable.”

5.	Section 5.3(f) of the Agreement shall be and hereby is amended by deleting the text thereof in its entirety and replacing it with the following:

“(f) Arbutus shall be entitled to retain any proceeds from any Infringement Action that it initiates pursuant to Section 5.3(c). The Parties shall share in the proceeds from any

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Infringement Action that the Company initiates pursuant to Section 5.3(b), including settlements thereof (the “Proceeds”), as follows:

(i)

first, for the costs and expenses, including legal fees, that are incurred by either Party (including, in the case of the Company, collectively, (A) Genevant or any of its Subsidiaries and (B) Roivant Sciences Ltd. or any of its Affiliates) as part of, or in preparation for, the Infringement Action; and

(ii)

then, the remainder of such Proceeds (the “Remaining Proceeds”) shall be treated (A) as additional Net Sales, and (B) if such Proceeds are received by the Company or its assignee in the form of a lump sum payment (or in installments of a lump sum payment), whether characterized as a settlement payment, license or upfront fee (limited, in the case of a Bona Fide Collaboration, to the portion of such license or upfront fee fairly and equitably retroactively allocable to a license for the Infringement Period (as defined below)), litigation award, or otherwise (“Lump Sum Proceeds”), as Royalty-Related Receipts for a Naked Sublicense Product, in each case (clauses (A) and (B)) for the Calendar Quarter in which such Remaining Proceeds are received by the Company. Arbutus shall receive the portion of the Remaining Proceeds determined pursuant to Section 3.2 (and otherwise in accordance with Sections 3.3 through 3.5), and the Company (or Genevant or its Subsidiaries, collectively) shall receive or retain the rest of the Remaining Proceeds. Without limiting the foregoing, if the Proceeds are Lump Sum Proceeds, then, solely for purposes of determining the lesser of the amounts pursuant to (1) Section 3.2(a) and (2) Section 3.2(b), Net Sales of such Product for the Calendar Quarter in which such Proceeds are received by the Company shall be deemed to include all Net Sales for the infringing Product during the period beginning with the first such infringing sale and ending on the date of the Company’s receipt (or, in the case of installments, first receipt) of Lump Sum Proceeds (the “Infringement Period”).

For clarity, this Section 5.3(f) does not apply to any proceeds from settlement or other resolution (including a judgment or award at the conclusion of a litigation) of any infringement or suspected infringement relating solely to Company Intellectual Property.”

6.	The provisions of Sections 9.6, 9.11, and 9.15 of the Agreement shall apply to this Amendment mutatis mutandis.

7.	Except as expressly set forth in this Amendment, the Agreement shall continue unchanged and in full force and effect.

[signature page follows]

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

IN WITNESS WHEREOF, each of the Parties has caused this Third Amendment to be executed by its duly authorized representative as of date set forth below, effective as of the Third Amendment Effective Date.

GENEVANT SCIENCES GMBH		ARBUTUS BIOPHARMA CORPORATION

By:	/s/ Markus Rohrwild	By:	/s/ William Collier
Name:	Markus Rohrwild	Name: William Collier
Title:	Managing Director	Title: President and CEO

Date: December 9, 2021		Date: December 9, 2021